Exhibit 99.1
FHLBank San Francisco
September 27, 2019

LIBOR Transition News: Deadline for LIBOR-Linked Advances
The financial markets are preparing for the expected phase-out of the London Interbank Offered Rate (LIBOR) by the end of 2021. The 11 Federal Home Loan Banks (FHLBanks), along with industry working groups, are coordinating efforts to ensure an orderly transition to an alternative reference rate(s). As a result, each FHLBank has developed a multi-year plan to reduce LIBOR exposures over time.

As part of this transition, our regulator, the Federal Housing Finance Agency (FHFA), recently issued a supervisory letter to all FHLBanks.

Advances
The FHFA has required that by March 31, 2020, the FHLBanks cease entering into most new LIBOR-referenced advances with maturities beyond December 31, 2021.

This change may affect certain Bank products with a LIBOR component, including:

•	Adjustable Rate Credit (ARC) Advance indexed to LIBOR

•	LIBOR ARC with Embedded Options

•	CHOICE LIBOR ARC

•	Convertible Advance

•	Fixed Rate Credit Advance with Embedded Cap

•	Callable Advance

•	Putable Advance

•	Knockout Advance
Effective immediately, all advance products with a LIBOR component that have a maturity beyond December 31, 2021, are available from the Bank on an order basis only.

Collateral
The FHFA has also directed that FHLBank members update their pledged collateral certification reporting by March 31, 2020, to distinguish LIBOR-linked collateral maturing after December 31, 2021.

LIBOR Transition Resources
We recognize that an orderly transition is critical to the financial markets, as well as the operations of the FHLBanks and our members. As we prepare for this transition, we also want to ensure that you, our members, are as prepared as possible. Resources regarding the LIBOR transition are available on our website.

If you have questions about this recent change or would like more information on the LIBOR transition, please contact your Relationship Manager.